As filed with the Securities and Exchange Commission on August 7, 2026

Registration No. 333-08603
Registration No. 333-48995
Registration No. 333-210944

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-08603
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-48995
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-210944

ELECTRO-SENSORS, INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-0943459
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6111 Blue Circle Drive Minnetonka, Minnesota	55343-9108
(Address of Principal Executive Offices)	(Zip Code)

Electro-Sensors, Inc. 1996 Employee Stock Purchase Plan
Electro-Sensors, Inc. 1997 Stock Option Plan
Electro-Sensors, Inc. 2013 Equity Incentive Plan
(Full title of the plans)

David L. Klenk
President, Chief Executive Officer and Chief Financial Officer
Electro-Sensors, Inc.
6111 Blue Circle Drive
Minnetonka, Minnesota 55343-9108
(Name and address of agent for service)
(952) 930-0100
(Telephone number, including area code, of agent for service)

With copies to:
Amy Bowler
Holland & Hart LLP
555 17th Street, Suite 3200
Denver, CO 80202
(303) 295-8000

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

 EXPLANATORY NOTE

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Electro-Sensors, Inc., a Minnesota corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (No. 333-08603), filed with the SEC on July 23, 1996;
•	Registration Statement on Form S-8 (No. 333-48995), filed with the SEC on March 31, 1998; and
•	Registration Statement on Form S-8 (No. 333-210944), filed with the SEC on April 27, 2016.

On April 20, 2026, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with steute Industrial Controls, Inc., a Connecticut corporation (“Parent”), and Steute Burwell, Inc., a Minnesota corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).  The Merger took place on July 30, 2026.

In connection with the Merger, the Company has terminated all offerings of the Company’s common stock pursuant to the Registration Statements. Accordingly, effective upon filing of these Post-Effective Amendments, the Company hereby removes from registration all such shares of common stock of the Company that are registered but unsold under the Registration Statements, if any. Effective upon filing of these Post-Effective Amendments, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such shares of common stock, and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on August 7, 2026. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

ELECTRO-SENSORS, INC. (Registrant)

August 7, 2026	By:	/s/ David L. Klenk
Date		David L. Klenk
President, Chief Executive Officer and Chief Financial Officer